Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

                We have issued our report dated February 18, 2008 accompanying the financial statements of Zuma360 Software, Inc. which are included in this Form S-1 registration statement and amendments thereto. We consent to the incorporation by reference in the registration statement of the aforementioned report.

/s/ Robison, Hill & Co.
Robison, Hill & Co.
Certified Public Accountants
Salt Lake City, Utah
February 29, 2008